Date:                          December 12, 2014
Contact:                 John Gulas, Los Alamos National Bank Chief Executive Officer, 505-663-3990

For Immediate Release

Trinity Capital Corporation Files 2013 Annual Report on Form 10-K
Including Restated 2011 Results of Operations

LOS ALAMOS, N.M., December 12, 2014 — Trinity Capital Corporation ("Trinity" or the "Company"), the holding company for Los Alamos National Bank ("LANB"), today announced it has filed its 2013 Annual Report on Form 10-K with the Securities and Exchange Commission, which includes financial results for the years ended December 31, 2013 and 2012, as well as restated financial results for the year ended December 31, 2011.

John Gulas, Trinity's Chief Executive Officer, stated, "I am pleased we have filed our 2013 Annual Report on Form 10-K and we are working diligently to finalize and report our 2014 quarterly results.  Having accurate and current financial results provides our customers, employees, communities, and shareholders confidence in our Bank.  Since 2012, we have been making many changes within our organization to strengthen our overall financial controls, procedures, and systems."

As previously announced, in 2012 LANB determined that it has not properly recognized certain losses and risks inherent in its loan portfolio on a timely basis.  This failure was caused by the override of controls by certain former members of management and material weaknesses in internal control over financial reporting.  The Company completed an intensive review of its financial statements, which resulted in the restatement of the Company's financial data included in the 2013 Annual Report on Form 10-K for the years ended December 31, 2009 to 2011, including the quarterly financial statements for the quarters ended March 31, 2012 and June 30, 2012.

 "We have worked diligently to correct our financial statements, as well as satisfy additional requirements from our regulators.  Throughout 2014 we have addressed important internal issues, a process which has required considerable management attention, resulting in significant expenditures which will adversely impact 2014 results," stated Gulas.  "We have a plan in place to improve our asset quality, increase overall earnings, and improve operations, but it will take time and capital to fully implement.  I am encouraged by LANB's strong brand, customer base and corporate culture, the cornerstones of a successful institution.  With such a strong foundation, I am confident that LANB will maintain our position as Northern New Mexico's leading community bank.

"I appreciate the patience and support of our employees, customers, communities, and shareholders.  I look forward to reporting on the continued success of our strategy to our shareholders at the annual meeting scheduled for January 22, 2015."

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Los Alamos National Bank (LANB) is one of the largest locally-owned bank and one of the largest banks in New Mexico, with current assets of more than $1.5 billion. Through the responsive work of 370 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past nine years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation, headquartered in Los Alamos, N.M. For more information, visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).

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